UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 1, 2015

EMMIS COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its
charter)

INDIANA
(State of incorporation or organization)

0-23264
(Commission file number)

35‑1542018
(I.R.S. Employer
Identification No.)

ONE EMMIS PLAZA
40 MONUMENT CIRCLE
SUITE 700
INDIANAPOLIS, INDIANA 46204
(Address of principal executive offices)

(317) 266-0100
(Registrant’s Telephone Number,
Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Effective August 1, 2015, we promoted Patrick M. Walsh to the position of President and Chief Operating Officer of Emmis Communications Corporation (the “Company”) and promoted Ryan A. Hornaday to the position of Executive Vice President, Chief Financial Officer and Treasurer. Mr. Walsh, 48, has served as our Executive Vice President, Chief Operating Officer and Chief Financial Officer since 2008, and Mr. Hornaday, 41, has served as our Senior Vice President - Finance and Treasurer since 2008.

As part of Mr. Hornaday’s promotion, we entered into a new employment agreement with him for the period August 1, 2015 through February 28, 2019. Under the agreement, Mr. Hornaday’s annual base salary rate is $350,000 for the remainder of our fiscal year ended February 29, 2016, will increase to $410,000 for the fiscal year ended February 28, 2017, and will increase, if at all, each fiscal year thereafter by an amount equal to the percentage increase for the Company’s corporate merit pool. Up to ten percent of his base salary may be paid in shares of our Class A common stock. His annual incentive bonus target is 50% of his base salary. The annual incentive bonus will be paid, if at all, based upon achievement of certain performance goals to be determined by the Company. The Company retains the right to pay such annual incentive bonus in cash or shares of our Class A common stock. Mr. Hornaday will receive an automobile allowance and will be reimbursed for up to $5,000 per year in premiums for insurance and estate planning. He also retains the right to participate in all of our employee benefit plans for which he is otherwise eligible and will be entitled to severance equal to one year of his then-current base salary in the event he is not offered substantially similar employment upon the expiration of the term and his employment terminates. On August 1, 2015, Mr. Hornaday was granted an option to purchase one hundred thousand shares of our Class A common stock. The option has an exercise price equal to the fair market value of our Class A common stock on the date of grant and shall vest on February 28, 2019. In addition, the agreement provides for the grant to Mr. Hornaday of one hundred thousand restricted shares of the Company’s Class A common stock, which shall vest on February 28, 2019, as well as the grant on March 1, 2016 of unrestricted shares of our Class A common stock having a fair market value of $29,167 on the date of grant. The description of the employment agreement set forth above is qualified in its entirety by reference to the employment agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.
Additionally, effective August 1, 2015, we entered into a Change in Control Severance Agreement with Mr. Hornaday that provides that if the Mr. Hornaday’s employment is terminated by the company within two years after a Change in Control (as defined in the agreement) of the Company (or, in certain instances, in anticipation of a change in control), other than for Cause (as defined in the agreement), is terminated by the executive for Good Reason (as defined in the agreement), or is terminated by Mr. Hornaday during a 30-day period commencing one year after the occurrence of a change in control, Mr. Hornaday is entitled to (1) a payment equal to his base salary through the termination date, plus a pro-rata portion of his target bonus for the year and accrued vacation pay; (2) a severance payment equal to three times his highest annual base salary and highest annual incentive bonus during the preceding three years; (3) continued accident and life insurance benefits for three years; (4) reimbursement for COBRA premiums for continuation of medical and dental benefits for 18 months and reimbursement for private medical and dental benefits of an equivalent level for 18 months following termination of the COBRA reimbursement; (5) accelerated vesting of all stock options and restricted shares, and (6) if the payments to Mr. Hornaday exceed certain limits, additional tax “gross up” payments to compensate Mr. Hornaday for the excise tax imposed by section 4999 of the Internal Revenue Code; provided, however that the amount of the “gross up” payment may be reduced by up to 10% if such reduction would prevent payment of the excise tax. Under the agreement, Mr. Hornaday is obligated not to voluntarily leave employment with the Company during the pendency of (and prior to the consummation or abandonment of) a Change in Control other than as a result of disability, retirement or an event that would constitute Good Reason if the Change in Control had occurred.

Item 9.01	Financial Statements and Exhibits.
(c)     Exhibits.

Exhibit No.	Description
10.1	Employment Agreement with Ryan A. Hornaday effective as of August 1, 2015
10.2	Change in Control Severance Agreement with Ryan A. Hornaday effective as of August 1, 2015

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EMMIS COMMUNICATIONS CORPORATION
Date: August 3, 2015
	By:	/s/ J. Scott Enright
J. Scott Enright, Executive Vice President,
General Counsel and Secretary